EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Singlepoint Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share(1)	457(c)	240,000,000	$0.0594	$14,256,000(2)	0.00011020	$1,571.01

Total Offering Amounts				240,000,000				$1,571.01
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$1,571.01

(1)

In accordance with Rule 416(a), the registrant is also registering an indeterminate number of additional shares of common stock that will be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

This offering price has been estimated solely for the purpose of computing the dollar value of shares being registered and the registration fee of the shares in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low prices of the common stock of the Company as reported on the OTCQB on January 26, 2023.